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                                                                    Exhibit 12.1

                             Triad Hospitals, Inc.
               Computation of Ratio of Earnings to Fixed Charges

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
                                                                       For the Years Ended December 31,           For the Six Months
                                                                                                                    Ended June 30,
                                                            1997       1998       1999       2000      2001        2001       2002
Earnings:
Income from continuing operations before
  minority interests and income taxes                     $  (14.7)  $ (113.9)  $ (112.4)  $ 26.3    $  55.7     $  3.0     $ 127.9
Fixed charges, exclusive of capitalized interest              73.6       82.4       78.9     72.5      144.4       56.7        77.8

                                                          --------------------------------------------------------------------------
Income as adjusted                                        $   58.9   $  (31.5)  $  (33.5)  $ 98.8    $ 200.1     $ 59.7     $ 205.7
                                                          ==========================================================================
Fixed Charges:
Interest charged to expense                               $   60.5   $   68.9   $   67.7   $ 62.2    $ 127.6     $ 49.9     $  68.1
Portion of rents representative of interest                   13.1       13.5       11.2     10.3       16.8        6.8         9.7
                                                              73.6       82.4       78.9     72.5      144.4       56.7        77.8
Interest expense included in cost of plant construction        0.4        1.7         --      1.7        4.6        2.2         2.9

                                                          --------------------------------------------------------------------------
                                                          $   74.0   $   84.1   $   78.9   $ 74.2    $ 149.0     $ 58.9     $  80.7
                                                          ==========================================================================

Ratios of Earnings to Fixed Charges                             (A)        (A)        (A)     1.3        1.3        1.0         2.5
                                                          ==========================================================================
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(A) Triad's earnings were insufficient to cover fixed charges by $15.1 million,
    $115.6 million and $112.4 million for the years ended December 31, 1997,
    1998 and 1999.